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Letter To Our Shareholders

In 1996, Camden Property Trust again met or exceeded all of its financial and operational goals.

We strengthened our balance sheet, developed greater financial flexibility and continued to diversify our holdings. We also improved our marketing position in each of the metropolitan areas in which we have properties.

Gross revenues for 1996 were $111.6 million compared to $97.3 million for the previous year. Same property net operating income for the year increased by 6.8% over 1995 with revenues increasing 4.7% and operating expenses increasing 2.3%.

Funds from operations increased 13.3% this year to $40.0 million, from $35.3 million a year earlier. Distributions in 1996 totaled $l.90 per common share, representing a payout ratio of 76.9% of funds from operations
(FFO) per share. In the preceding year, the comparable numbers were $1.84 and 84.0%.

Increasing Financial Strength Earns Camden Investment-Grade Rating

In the first quarter of 1996, Camden successfully completed the sale of $100 million of five-year, 6.6% senior unsecured notes at an effective interest rate of 6.7%. Later in the year, we marketed $75 million of ten-year, 7% senior unsecured notes at an effective interest rate of 7.2%.

In the fourth quarter, we completed the issuance of 1,090,000 common shares at a gross price of $25.875 per share. The net proceeds of this offering were used primarily to retire a secured construction loan. This equity offering was the first since April of 1994. Our financial flexibility allowed us to continue to pursue our growth strategy without offering equity at a price we did not believe reflected the underlying value of our shares.

At year end the Company's total debt, excluding debentures, was $244.2 million or 32.6% of total market capitalization. Of this outstanding debt, 76.1% was unsecured.

The Company's solid, underlying financial fundamentals prompted Moody's Investors Service, Standard & Poor's, and Duff & Phelps to assign investment-grade ratings to Camden's senior unsecured debt. We believe this investment-grade rating makes it possible for us to access the deeper and more cost-effective debt markets now and in the future.

We closed the year with 17,611 operating apartment units. Weighted average occupancy was 94.0%, up from 93.3% in the previous year. Average monthly rental rates per square foot increased from $0.71 to $0.75 from December 1995 to December 1996. The percentage of our operating portfolio in newly developed properties, based on investment dollars, increased from 12.7% in 1995 to 34.2% in 1996.

Reputation and Resources Position Us for an Active Role in Industry
Consolidation

More important than our strong financial results in 1996 is the success we achieved in positioning the Company to participate in the opportunities that continue to develop as a result of the growth and consolidation underway in our industry.

We believe diversifying our holdings, lowering our cost of capital, reducing our secured debt, and increasing the value of our shares will permit Camden to continue to expand our opportunities during the challenging and exciting years that lie ahead.

In addition, the Company's solid reputation as a fully-integrated, growth-oriented real estate company continues to create an expanding array of quality acquisition and development opportunities to be submitted for our consideration.

The Multifamily Market Offers Increasingly Sound, Attractive and Varied Investment Options

The marketplace continued to grow and mature in 1996, and revealed more prudence and balance than many had thought was possible. The level of building permit activity, that was a concern to some, has declined in Dallas, Houston and Austin and continued at a moderate pace in our other markets. We believe that the overall market is proving our contention that today's real estate industry offers significant growth opportunities.

While doubling the Company's asset value in the past three years, we have validated our belief that an aggressive, prudent REIT is an attractive investment, simultaneously offering exceptional income and capital appreciation. And, because dividends constitute a significant portion of the total return on the investment, marketplace volatility is much less of a concern.

It was that same philosophy that encouraged us to start acquiring properties in 1988, when others avoided real estate in general and multifamily housing in particular. Even with renovation costs fully considered, the prices paid for those properties were considerably less than replacement costs.

We remain convinced that the elimination of tax shelter advantages and excessive leveraging, and the exercise of greater diligence on the part of the financial community has made the real estate industry more stable and predictable. And, with the addition of competent REIT management with interests centered on shareholder value, a long-term vision, and a commitment to financial fundamentals, real estate has become an attractive investment for institutions and individuals. Our judgement has been confirmed by the positive response of investors to Camden's 1996 public offering.

And, we believe that as more and more properties come under the ownership and management of REITs, which are held accountable by informed investors, the industry will continue to mature and produce increasingly attractive investment opportunities.

Paragon Merger Will Make Camden the Fourth Largest Multifamily REIT With 35,364 Units

In December we announced plans to merge Paragon Group, Inc., a fully integrated, multifamily housing REIT based in Dallas, into the Camden organization. The successful conclusion of this proposed transaction, expected in April 1997, will make Camden the fourth-largest multifamily REIT in the nation with 35,364 units. The merger should be accretive to Camden's FFO per share in 1997.

We believe the combination of Camden and Paragon is particularly attractive and timely. With combined total assets of $1.25 billion, it will fulfill a securities market preference for larger, better-capitalized and more diversified companies. Its appeal is further strengthened because Paragon's business and portfolio development strategy is similar to Camden's.

The completion of the merger will give Camden 12 core markets which offer significant acquisition and development opportunities to fuel our future growth. Paragon's 15,975 apartment units are located primarily in Florida, Missouri, Kentucky, North Carolina and Texas.

The Paragon merger will result in doubling the size of the Company again, just as we have done over the past three years, and it further enhances our future growth prospects. Camden's senior management team has demonstrated its ability to effectively handle rapid growth while taking proper care of existing holdings. The merger with Paragon will allow us to further build upon these skills and still have room to grow.

We View the Future With Optimism and Enthusiasm

We entered 1997 more confident than ever of Camden's ability to capitalize on the opportunities that lie ahead. We have demonstrated the ability to anticipate trends in our industry and to profit from those trends by adjusting our strategy. We expect to again be among the first to benefit from the growth and consolidation opportunities that exist in our industry.

The investment-grade rating that we achieved in 1996 permits Camden to access the lowest-cost segments of the capital markets. Our lower cost of capital will have a positive impact on our cost of bringing products to market and, subsequently, on our financial results.

The men and women of Camden Property Trust have moved into 1997 with optimism and enthusiasm. On behalf of all of them, we express our appreciation for the confidence you place in us. We look forward to another rewarding year, and we invite you to read further in our report to gain new insights into what makes ours a distinctive company.


Richard J. Campo
Chairman and Chief Executive Officer

D. Keith Oden
President and Chief Operating Officer